EXHIBIT 1: RESOLUTIONS OF DEPOSITORS BOARD

                          ACACIA LIFE INSURANCE COMPANY
                      RESOLUTION OF THE BOARD OF DIRECTORS
                                OCTOBER 25, 2000

     BE IT RESOLVED, that the Company, pursuant to the laws and regulations of the District of Columbia, hereby establishes a separate account designated, "Acacia Life Insurance Company Separate Account II" (hereinafter "Separate Account II") for the following use and purposes, and subject to such conditions as hereinafter set forth:

     BE IT FURTHER RESOLVED, that Separate Account II shall be established for the purpose of providing for the issuance by the Company of such variable annuity insurance contracts or such other contracts as the Board of Directors, Executive Committee, or Investment and Finance Committee may designate for such purpose and shall constitute a separate account into which are allocated amounts paid to or held by the Company under such contracts; and

     BE IT FURTHER RESOLVED, that the income, gains and losses, whether or not realized, from assets allocated to Separate Account II shall, in accordance with the contracts, be credited to or charged against such account without regard to other income, gains, or losses of the Company; and

     BE IT FURTHER RESOLVED, that the fundamental investment policy of Separate Account II shall be to invest or reinvest the assets of Separate Account II in securities issued by investment companies registered under the Investment Company Act of 1940 as may be specified in the respective variable annuity contracts; and

     BE IT FURTHER RESOLVED, that Separate Account II may be divided into sub-accounts and that each such investment division shall invest only in the shares of a single mutual fund or a single mutual fund portfolio of an investment company organized as a series fund pursuant to the Investment Company Act of 1940; and

     BE IT FURTHER RESOLVED, that the officers of the Company are authorized to take all necessary and appropriate action to accomplish the registration of the Separate Account II as an investment company under the Investment Company Act of 1940 and the registration of the variable annuity contracts issued in connection with the Separate Account II as securities under the Securities Act of 1933, and to take all action necessary to comply with the Acts, including but not limited to the execution and filing of registration statements and amendments thereto, applications for exemptions from the provisions of the Acts as may be necessary or desirable, and agreements for the management of the Separate Account II and for the distribution of variable annuity contracts carrying an interest in the Separate Account II assets;

     BE IT FURTHER RESOLVED, that the officers of the company are authorized to adopt Rules and Regulations for the administration of Separate Account II;

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     BE IT FURTHER RESOLVED,  that the officers of the company are authorized to take all necessary and appropriate action to enter into an agreement for the sale or purchase of shares and to take such other actions and execute such other agreements as they deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

     BE IT FURTHER RESOLVED, that the following Standards of Conduct with respect to investments of the Separate Account II and variable annuity contract operations are hereby adopted:

     Unless otherwise approved in writing by the insurance commissioner of the applicable state in advance of the transaction, with respect to the Separate Account II, the Company shall not:

1. Sell to, or purchase from, such separate account established by the company any securities or other property, other than variable annuity contracts.

2. Purchase, or allow to be purchased, for such separate account, any securities of which the Company or an affiliate is the issuer.

3. Accept any compensation, other than a regular salary or wages from the Company or affiliate, for the sale or purchase of securities to or from such separate account other than as provided by law.

4. Engage in any joint transaction, participation or common undertaking whereby the Company or an affiliate participates with such separate account in any transaction in which the Company or any of its affiliates obtain an advantage in the price or quality of the item purchased, in the service received, or in the cost of such service or is disadvantaged in any of these respects by the same transaction.

5. Borrow money or securities from such separate account other than under a loan by an eligible contract owner in connection with a qualified retirement plan.

     BE IT FURTHER RESOLVED, that the following standards concerning asset diversification requirements under Section 817(h) the Internal Revenue Code shall be adhered to:

     On the last day of each calendar quarter, no more than 55% of the total assets of a Series may be represented by any one investment, no more than 70% may be represented by any two investments, no more than 80% may be represented by any three investments, and no more than 90% may be represented by any four investments.

     BE IT FURTHER RESOLVED, that the following Standards of Suitability shall apply to Acacia Life Insurance Company, its officers, directors, employees, affiliates and agents with respect to the suitability of a variable annuity contract for an applicant for such contract:

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     No  recommendation  shall be made to an  applicant  to  purchase a variable annuity contract, and no variable annuity contract shall be issued, in the absence of reasonable grounds to believe that the purchase of such a contract is suitable for such applicant on the basis of information furnished after reasonable inquiry into the following subjects of concern to the applicant:

1.   The applicant's investment objectives;

2.   The applicant's financial situation and needs; and

3. Other relevant information known to Acacia Life Insurance Company or the Registered Representative making the recommendation.

     A copy of this resolution shall be distributed to the officers, employees, affiliates and agents of this Company assigned to distribute and administer the variable annuity contracts.

BE IT FURTHER RESOLVED, that the officers of the company are hereby authorized and directed to carry into full force and effect the purposes and provisions of this resolution.